SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RECKSON ASSOCIATES REALTY CORP.

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Supplement to the Proxy Statement/Prospectus dated October 17, 2006

     On October 17, 2006, Reckson Associates Realty Corp. filed a proxy statement/prospectus relating to its proposed merger with SL Green and its affiliates. The discussion below supplements the section thereof entitled “SPECIAL FACTORS – Background of the Merger.”

     On November 16, the Wall Street Journal published a story speculating that Carl Icahn and Macklowe Properties were in the process of preparing a bid for Reckson. An offer letter dated November 15 was subsequently received by Reckson on November 16. The letter stated that Rome Acquisition Limited Partnership, a partnership formed between affiliates of Harry Macklowe and William S. Macklowe and affiliates of Carl C. Icahn, was submitting a proposal to acquire all of the outstanding shares and units of Reckson in a transaction that would provide Reckson shareholders and unitholders with $49 per share in cash. In that letter, Rome stated that it anticipated completion of due diligence and execution of a definitive acquisition agreement within 10 business days. A copy of this letter was filed as an Exhibit to Reckson’s Current Report on Form 8-K dated November 17, 2006 and is incorporated herein by reference.

     This letter had been preceded in mid-October 2006 by a comment by Harry and William Macklowe to Lewis S. Ranieri, one of the members of the Reckson Board of Directors, that they were disappointed they had not gotten a chance to conduct due diligence on Reckson's assets and that they likely would have been interested in bidding for them. Also, on November 2, 2006, Harry Macklowe sent an email to Reckson requesting access to due diligence materials with respect to Reckson’s assets but did not make any specific proposals with respect to those assets. On November 7, 2006, Peter Quick, Reckson’s lead independent director, sent a letter to Harry Macklowe informing him that his request was denied because it did not meet the requisite standard for providing such access under the terms of Reckson’s merger agreement with SL Green.

     In the afternoon on November 16, Reckson’s board met telephonically to discuss the proposal from Rome Acquisition Limited Partnership. Reckson’s board determined by a vote of its independent directors and in accordance with the terms of its existing merger agreement with SL Green that the Rome proposal met the standards set forth in the SL Green merger agreement to permit Reckson to provide nonpublic information to Rome and to participate in discussions and negotiations with Rome. Following that Board meeting, Reckson and Rome entered into a confidentiality agreement.

     Later that evening on November 16, at the invitation of Reckson’s board, Messrs. Harry Macklowe, William Macklowe and Carl Icahn, together with their respective legal and financial advisors, met with representatives of Goldman Sachs and Wachtell, Lipton, Rosen & Katz, the Affiliate Transaction Committee’s financial and legal advisors, at the offices of Wachtell Lipton.

     At the November 16 meeting, as directed by Reckson’s Affiliate Transaction Committee, Goldman Sachs and Wachtell Lipton asked Messrs. Macklowe and Icahn and their advisors a number of questions about the terms of their proposal. Specifically, Reckson’s advisors inquired as to the sources of Rome’s expected financing and whether Rome had accurately accounted for all costs associated with a transaction in arriving at the $49 per share offer. Following these discussions, Rome orally confirmed that after consideration of the costs associated with a transaction they were still offering $49 per share, subject to the terms of their initial letter. Reckson’s advisors also inquired as to whether Rome could structure their proposed transaction as a cash tender offer to minimize any timing differences between Rome’s proposed transaction and SL Green’s proposed transaction. In addition, Reckson’s advisors discussed the fact that Rome was a newly formed entity without any assets or business and requested that Rome consider mechanisms such as a letter of credit so that Reckson would have recourse to a credit worthy entity if Rome did not complete their proposed transaction with Reckson in accordance with the terms of any merger agreement they might enter into.

     On November 17, Reckson’s advisors reported on the events of the November 16 meeting at a meeting of Reckson’s board and Affiliate Transaction Committee. Reckson immediately thereafter made an online data room available to Rome containing all of the information that had been available to other auction participants as well as updated information to reflect developments since the date of the SL Green merger agreement. Reckson also advised Citigroup, one of Reckson’s financial advisors in connection with SL Green transaction, that Reckson would consent to Citigroup seeking to participate in Rome’s financing as long as customary internal safeguards were utilized with respect to confidential information. Reckson’s advisors requested that Rome re-confirm its $49 per share offer and submit a proposed merger agreement by November 19.

     Later in the afternoon of November 17, after discussions with SL Green, Reckson’s board adjourned the date of Reckson’s special meeting of stockholders to November 28, 2006.

     On November 19, Rome submitted a merger agreement to Reckson’s legal advisor. The merger agreement did not contemplate a cash tender offer for Reckson or a letter of credit or other mechanism to provide Reckson with recourse to a credit worthy entity as requested by Reckson’s advisors at the November 16 meeting. On the evening of November 19, Reckson’s board and Affiliate Transaction Committee met telephonically to discuss next steps.

     On November 21, Wachtell Lipton contacted Rome’s legal advisor to discuss the merger agreement submitted by Rome on November 19, including various legal issues relating to the proposal.

     On November 22, Goldman Sachs contacted Rome’s financial advisor to request review of Rome’s financing commitment letters and an opportunity to speak to Rome’s financing sources. Goldman Sachs also indicated that Reckson’s board would be meeting the evening of November 26.

     On November 24, Wachtell Lipton sent to Rome’s legal advisor a mark-up of the merger agreement previously submitted by Rome on November 19 and requested that the parties discuss the merger agreement the next day. Rome did not respond to this request for discussion.

     On November 26, Wachtell Lipton tried again to contact Rome’s legal advisor to discuss the merger agreement. No response was received nor did Rome provide financing commitment letters.

     On the evening of November 26, the Reckson board and Affiliate Transaction Committee met and discussed the status of developments with respect to the Rome proposal. Reckson received a letter from Rome later that night on November 26 again confirming Rome’s proposal, subject to satisfactory completion of due diligence. The letter further stated that Rome continued to work toward completion of due diligence and anticipated delivering a definitive, binding proposal, in the form of an executed definitive acquisition agreement along with binding commitments from its lenders, by no later than Monday, December 4, 2006. A copy of this letter was filed as an Exhibit to Reckson’s Current Report on Form 8-K dated November 27, 2006 and is incorporated herein by reference.

     On November 27, the Reckson Board of Directors and Affiliate Transaction Committee met to discuss the status of the Rome proposal and Reckson issued a press release confirming the receipt of the letter and announcing that Reckson would adjourn its special meeting of shareholders to approve its pending merger with SL Green to December 6, 2006.

     On the evening of November 27, Reckson responded to Rome’s letter of November 26 by letter sent to Messrs. Icahn and Macklowe requesting that Rome provide complete information on Rome’s proposed financing structure as well as setting forth certain legal and structural issues concerning the proposal. Reckson publicly filed the letter on November 28, 2006.

     Also on November 27, Goldman Sachs reiterated Reckson’s request that Rome provide it with financing commitment papers and that Rome schedule a call between Goldman Sachs and Rome’s lenders to provide an update on the status of Rome’s financing.

     On November 28, Rome requested that Reckson provide access to confidential evaluation materials relating to Reckson and its properties to a number of other potential bidding parties. After determining that given Reckson’s lack of information with respect to the role of such potential bidding parties, such a request could be inconsistent with the terms of Reckson’s pending merger agreement with SL Green and the confidentiality agreement with Rome, Reckson denied such access.

     On the evening of November 28, Rome made a new proposal to Reckson to add Mack-Cali Realty Corp. as a participant in Rome. Rome and Mack-Cali represented to Reckson that Mack-Cali was a bona fide member of Rome and that Rome was making a proposal to acquire Reckson at $49 per share and on the terms Rome had previously outlined to Reckson and in the time frame previously discussed. In addition, Rome and Mack-Cali represented that Mack-Cali would be providing an additional $300 million or more of equity to Rome to increase the equity of Rome to $1.5 billion or more.

     On the morning of November 29, Reckson’s board of directors and Affiliate Transaction Committee met to consider Rome’s revised proposal to include Mack-Cali as a potential bidding partner and determined that the revised proposal met the standards set forth in the SL Green merger agreement to provide nonpublic information and participate in discussions and negotiations with Rome, including Mack-Cali. As a condition of such access, Reckson requested that Mack-Cali and Rome confirm their representations and that Mack-Cali agree to be bound by the Rome confidentiality agreement. Such confirmation did not occur until November 30.

     On November 29, Reckson’s executive management held an in-person diligence session with representatives from Rome (exclusive of Mack-Cali).

     Throughout this period, Goldman Sachs tried to reach Rome’s lenders to discuss the status of Rome’s financing but was unable to have a substantive conversation with Rome’s potential financing sources.

     Throughout this period, representatives of Reckson requested that SL Green consider amending the merger agreement to increase the consideration it would pay for shares of Reckson common stock.

     On November 30, SL Green filed a prospectus supplement and commenced a public offering of 3,700,000 shares of SL Green common stock for gross proceeds of approximately $497.65 million.

     On November 30, Reckson sent a letter to Rome requesting that Rome clarify its proposal. Reckson also noted that Mack-Cali and Rome had not yet responded to Reckson’s request on November 29 that Mack-Cali and Rome confirm their representations to Reckson. Subsequent to Rome’s receipt of the letter, Rome sent a letter to Reckson stating that Mack-Cali was a partner of Rome and documents supporting that fact. Based on the letter and the supporting documents, Reckson’s board of directors and Affiliate Transaction Committee promptly determined that under the standard of the SL Green merger agreement upon the execution of a joinder to the Rome confidentiality agreement, Mack-Cali was entitled to receive nonpublic information concerning Reckson and to enter into discussions with Reckson pursuant to the pending merger agreement with SL Green.

     On December 1, which marked the end of the ten business days of due diligence Rome had indicated it needed to make a definitive proposal, Reckson issued a press release announcing that it had again called on Rome to provide definitive financial, legal, and structural information regarding its proposal to acquire Reckson.

     On December 2, Mack-Cali sent Reckson a letter indicating that it had elected to cease to be a limited partner of Rome and that it would not be making any additional capital contributions to Rome. Further, on December 3, Harry Macklowe advised Reckson that he and his affiliates also had withdrawn from Rome and were no longer proceeding with the $49 cash proposal.

     Later that day, Mr. Icahn advised Reckson that Icahn affiliated parties might deliver a revised proposal to acquire Reckson and that the proposal would contain cash and a significant portion of preferred equity. Early in the day on December 4, American Real Estate Partners, L.P., an entity 90% controlled by Mr. Icahn, delivered a letter to Reckson, proposing to acquire all of the outstanding shares of Reckson through a transaction in which shareholders would receive an aggregate consideration consisting of $1 billion in cash and the balance of $3.3 billion in a new class of AREP Preferred Units, which would be convertible into Depositary Units at a 30% premium above the December 1, 2006 closing price of $80.35 for the Depositary Units, resulting in the conversion price of $104.50 per Depositary Unit.

     A copy of this letter, including Exhibit A setting forth the proposed terms of the convertible preferred units, was filed as an Exhibit to a Current Report on Form 8-K, dated December 4, 2006 and is incorporated herein by reference.

     Promptly upon receipt of the letter, Reckson publicly announced that there were a number of uncertainties and potential contingencies associated with the new proposal. Reckson also announced that the letter appeared to be a new proposal from a new “Person” within the meaning of the SL Green merger agreement which would require a separate review by the Board subject to the provisions of Reckson’s pending merger with SL Green.